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                                                               Exhibit (d)(4)(i)

[ING FUNDS LOGO]

[December 31, 2004]

Nicholas-Applegate Capital Management
Attention: [E. Blake Moore]
600 West Broadway
San Diego, CA 92101

To Whom It May Concern:

On Wednesday, November 10, 2004, the Board of Trustees of ING Mutual Funds voted to replace Nicholas-Applegate Capital Management as Sub-Adviser to ING International SmallCap Growth Fund. This change will be effective upon the close of business on Monday, February 28, 2005. At that time, Acadian Asset Management will assume sub-advisory duties as of the opening of business on Tuesday morning, March 1, 2005.

In the interim, we will be contacting you to facilitate a smooth transition. Further, the Board of Trustees has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders. I know we can count on your cooperation in this regard.

Sincerely,

James M. Hennessy
President and Chief Executive Officer
ING Mutual Funds

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000           ING Mutual Funds
Scottsdale, AZ 85258-2034           Fax: 480-477-2744
                                    www.ingfunds.com